Exhibit 99.1

For immediate release
For more information, contact:
Janice Aston White, 713-307-8780
Rusty Fisher, 713-307-8770

Endeavour names Transier Chairman and CEO,
Seitz to become Vice Chairman

Houston, TX – September 12, 2006 — Endeavour International Corporation (AMEX: END) announced today that the Board of Directors has named William L. Transier chairman, chief executive officer and president and John N. Seitz vice chairman of the board of directors. Transier will relocate to London and Seitz will serve in a consulting capacity based in the Houston office. Both formerly served as co-chief executive officers of the company.

“I am thrilled that Bill is taking the helm of Endeavour and willing to relocate as we move forward in realizing our mutual vision of creating the leading North Sea-focused independent oil and gas company. Since we co-founded Endeavour in 2004, we have worked side by side to build an exploration and production company from the ground up,” said Seitz. “With our recently announced acquisition of producing properties in the United Kingdom, Endeavour moves from a start-up exploration venture to a full-fledged operating company. We both agreed that it was time for our executive leadership to be based in London with a more centralized management structure. This move will enhance our opportunities to rapidly expand and develop the company.”

“John has been the strategist behind establishing our exploratory leasehold position and developing our extensive high-potential inventory,” said Transier. “This allows him to remain focused on the exploratory side of the business that he loves and continue to provide management oversight through an active role on the board.”

Endeavour expects to close its recently announced acquisition of interests in seven producing fields in the Central North Sea section of the United Kingdom Continental Shelf early in the fourth quarter. In addition, the company will continue its exploratory drilling campaign with a well expected to begin drilling in the fourth quarter. In May, Endeavour announced its first discovery in the Southern Gas Basin in the United Kingdom of the North Sea when the Cygnus 44/12-2 well tested as a gas discovery.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.